Exhibit 10.15

CONTRACT OF EMPLOYMENT

This statement provides details of the terms and conditions of employment with Globalization Partners Limited (the “Company”) and Selwyn Ho (“you” or “your”).

In this statement the terms “Group Companies” means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of “parent company” in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and “Group Company” means any of them.

In this statement the terms “the Client” means Connect Biopharm LLC.

1.	COMMENCEMENT OF EMPLOYMENT

1.1

Your employment with the Company commences on January 20, 2021 (the “Commencement Date”) and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other notice in accordance with the terms of this Agreement.

1.2	There is no previous employment which counts as continuous in determining your total service with the Company.

1.3

Your employment under this Agreement is conditional upon you having produced original documentary evidence of your entitlement to live and work in the UK, and the Company having obtained and being satisfied with the results of such written and/or oral references and such other background screening as the Company shall determine.

1.4	You warrant that you are entitled to work for the Company in the United Kingdom and will notify the Company immediately if you cease to be so entitled at any time during your employment.

1.5	You warrant that:

1.5.1	you are not bound by the terms of any agreement with any previous employer or other party which restricts in any way your employment with the Company or providing services to the Client;

1.5.2	you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party; and

1.5.3	you will not bring to the premises of the Company or the Client any copies or other tangible embodiments of non-public information belonging to or obtained from any previous employer or other party.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

1.6	If you are in breach of any of the warranties or fail to satisfy any of the conditions set out in this clause then the Company shall be entitled to terminate your employment summarily.

2.	JOB TITLE AND PLACE OF WORK

2.1

Your job title is Senior Vice President of Corporate Development and Chief Business Officer and your duties will include all work reasonably incidental thereto. As well as normal duties falling within this title, you may, on occasion, be required to undertake other duties which are consistent with your capabilities.

2.2

You have been hired specifically to manage a relationship with the Client and will take instructions and feedback directly from the Client to fulfil your job duties, role and responsibilities. You will report directly to CEO at the Client, or to any successor of that position, and/or to any other position as may be designated by the Client.

2.3	During the employment you shall:

2.3.1

devote the whole of your working time, attention and abilities to the business of the Company and/or the Client. Outside of this working time, you will retain the right to continue your engagements as:

1)	A Company Director of Artemis Catalyst Ltd (but will not take on any clients and will divest any existing clients within 2 months of signing this agreement)

2)	As an Executive in Residence with New Rhein Healthcare Investors,

3)	As a Director for any company.

Any additional Directorship or any engagement through your role with New Rhein Healthcare Investors, that is offered to you should be discussed with the Company and/or the Client prior to accepting such engagements, to ensure the Company and/or the Client understands any potential benefits to the Company and/or the Client, or of potential conflicts of interest

2.3.2	faithfully and diligently exercise such powers and perform such duties for the Company and/or the Client as may from time to time be assigned by the Company and/or the Client;

2.3.3	comply with all reasonable and lawful directions given by the Company and/or the Client;

2.3.4	use your utmost endeavours to promote, protect, develop, and extend the business of the Company and the Client; and

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

2.3.5	comply with your common law, statutory, regulatory, and fiduciary duties.

2.4

Your normal place of employment will be working from your home office. However, you also agree to work at any Client place of business in the UK on a temporary or permanent basis as the Company or the Client may reasonably require. You agree to travel on any business of the Company or Client as may be required for the proper performance of your duties. You shall not be required to work outside of the United Kingdom for any consecutive period in excess of one week per month, without the prior mutual agreement between the Company and/or Client and yourself.

3.	REMUNERATION

3.1

Your basic salary is £ 257,000.00 per year and will be paid in equal monthly instalments by direct transfer on or around the last working day of each month to your personal bank or building society account. You will be notified in writing each pay day of the net and gross amounts paid, including details of any additional payments and deductions for tax, National Insurance contributions etc.

3.2	You will be notified in writing of any changes to your basic salary. The award of and amount of any salary increase will be at the absolute discretion of the Company.

3.3

You will be eligible to earn an annual bonus of up to 40% of your base salary subject to such conditions (including but not limited to, conditions for and timing of payment) as the Company and/or Client may in its absolute discretion determine from time to time. The terms or details regarding the bonus will be provided to you within two months of the effective date of this Agreement. The Company and/or Client reserves the right to amend the terms of any bonus plan at its absolute discretion. The decision with regard to the receipt and amount of any bonus is entirely at the sole and final discretion of the Company and/or Client. If the Company and/or Client decides in any period to pay a bonus, you cannot derive any right there from to any future bonus in accordance with a plan or otherwise.

3.4

The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any long-term incentive plan or share option scheme. Such schemes and/or plans shall not form part of the terms of your employment (express or implied). In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans or any impact upon participation such termination may have.

3.5

The Company is entitled to deduct from your salary or any other payment due to you from the Company or the Client, including any payment due to you on termination of your employment, any sums properly due from you to the Company or the Client. Such sums include, without limitation, repayment of any loans or advances (including advances on expenses), repayment of any overpaid holiday pay, repayment of sign-on bonuses, salary or benefits, and the cost of any damage to or loss of the Company’s or Client’s property caused by you.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

4.	ADDITIONAL ALLOWANCE

4.1

You are entitled to the following additional allowance(s) which will be paid in the same manner and subject to the same provisions as your basic salary and will be subject to tax and National Insurance contributions.

4.1.1	£ 75.00 per month for Telephone/Data Allowance.

4.1.2

In the occasion of opting-out of the Company’s Workplace Pension Scheme (as detailed in clause 5), the employer contribution will be paid in the form of allowance ‘Pension Allowance’. This will be offered throughout the opted-out period. Should your enrolment resume by choice or default, within the Company’s Workplace Pension Scheme, the pension allowance will not be paid from the point of enrolment in any capacity. At the time of enrolment, employer contributions will be made to the company pension plan.

5.	PENSION SCHEME

5.1

With effect from the date of the commencement of your employment you will be contractually enrolled in the Company’s Workplace Pension Scheme, currently with Aviva (the “Company Scheme”). Full details of the Company Scheme are available from the Company.

5.2

Unless you opt out, the Company will make a pension contribution equal to 4% of your basic salary and will require you to make a contribution equal to 5% of your basic salary to the Company Scheme during each year of your employment. Your contributions shall be deducted from your basic salary each month. The Company intends to comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008 and as a result these contributions may be subject to increase from time to time. You will be advised of any such increase in advance.

6.	BENEFITS

6.1

You shall, during employment, be eligible to participate in such benefit plans that the Company may establish and makes available to you from time to time, provided that you are and remain eligible under the plan documents, rules, terms and conditions governing those plans.

6.2	Your participation in any such benefit plan will be subject to:

6.2.1	the terms of the relevant benefit plan as amended from time to time;

6.2.2	the rules or policies of the relevant benefit plan provider, as amended from time to time;

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

6.2.3	acceptance by the relevant benefit plan provider; and

6.2.4

you satisfying the normal underwriting requirements of the relevant benefit plan provider (which may involve a medical and/or a medical questionnaire) and the premium being at a rate which the Company considers reasonable.

6.3

The Company’s obligation under this clause is limited to paying premiums to the relevant benefits provider. If the benefit provider refuses to accept a claim under the relevant benefit plan the Company shall have no obligation or responsibility to challenge that decision or to compensate you. The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the benefit plans (including the provider and/or level of cover provided under any benefit plan) at any time on reasonable notice to you.

6.4

You agree that the Company shall be under no obligation to continue this Agreement and your employment so that you continue to receive benefits or to enable you to receive benefits under this Agreement or otherwise (including in relation to any insurance benefit). In particular, you agree that the Company may terminate your employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any permanent health insurance scheme which the Company may choose to operate from time to time. You agree that you shall have no entitlement to compensation or otherwise from the Company and/or any Group Member of the Company for the loss of any such entitlements and/or benefits.

7.	HOURS OF WORK AND OVERTIME PAYMENTS

7.1

Your working hours shall be from 12:30 pm to 9:00 pm Monday to Friday plus such additional hours as are required for the proper and efficient performance of your duties. No payments are made for any hours worked over and above the normal working day.

7.2	By your signature to this statement, you:

7.2.1

consent to opt out of the limit on weekly working hours contained in Regulation 4 of The Working Time Regulations 1998. You and the Company agree that your consent, for the purposes of this clause, shall continue indefinitely provided that you may withdraw such consent at any time by giving the Company three months’ notice of your wish to do so; and

7.2.2	confirm that during the employment you will not undertake any other work for any employer without the written consent of the Company.

8.	HOLIDAYS AND HOLIDAY PAY

8.1

You shall be entitled to 20 days’ paid holiday per year (not including the normal public holidays) to be taken at times convenient to the Client and authorised in advance by either the Company or the Client. The Company’s holiday year runs from 1 January to 31 December. Holiday accrues pro rata in each month.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

8.2	If your employment commences or terminates part way through a holiday year, your holiday entitlement during that holiday year will be calculated pro rata basis rounded up to the nearest full day.

8.3	A maximum of 5 days of holiday may be carried over to the following holiday year provided they are taken by March 31 in that following year.

8.4

You will have no entitlement to payment in lieu of accrued but untaken holiday except on the termination of employment. The amount of such payment in lieu shall be 1/260 of your salary for each untaken day of entitlement

8.5

If on the termination of employment you have already taken holiday in excess of your accrued but untaken entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you or otherwise one day’s pay for each excess day calculated at 1/260 of your basic annual salary.

8.6

If either party has served notice to terminate the employment, the Company may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

9.	SICKNESS ABSENCE & PAYMENTS

9.1

If you are unable to attend work due to sickness or injury you must notify your manager as early as possible on the first day of absence and preferably before the start of your manager’s day. You should state why you are unable to work and how long you expect to be unable to work. You should keep your line manager regularly informed of your condition and the likely date of your return to work.

9.2

Any period of absence of up to 5 days may be self-certified and any period of absence of more than 5 days must be supported by doctor’s certificate. A failure to comply with these requirements may result in you losing your entitlement to Statutory Sick Pay (“SSP”) and any applicable enhanced payments and could lead to disciplinary action being taken against you.

9.3

You consent to undergo a medical examination by a doctor nominated by the Company at the Company’s request and expense. You agree that any report produced in connection with any such examination may be disclosed to the Company and/or the Client and the Company and/or the Client may discuss the contents of any such report with the relevant doctor.

9.4

You will be entitled to statutory sick pay (“SSP”) in accordance with the prevailing rules of the statutory sick pay scheme. Any further payments will be discretionary, non-contractual and may be discontinued at any time. Any further payments will be subject to compliance with the rules of any sick pay policy or absence policy which may be in place from time to time and subject to your compliance with the Company’s sickness absence notification requirements.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

9.5

The rights of the Company to terminate your employment apply even where such termination would or might cause you to forfeit any entitlement to sick pay, permanent health cover or insurance, or other benefits.

9.6

If a period of absence is or appears to have been caused by negligence or other action by a third party in respect of which you may be able to recover compensation, you must immediately notify your manager and provide such further information and cooperation in relation to any legal proceedings as the Company may reasonably require. Any enhanced sick pay or other payments the Company makes to you in respect of that period except SSP shall be repayable on demand, provided that the amount to be repaid shall not exceed any compensation you recover for loss of earnings less any costs you incur in connection with such recovery.

10.	TERMINATION OF EMPLOYMENT

10.1

Your employment may be terminated by you or the Company by providing one week’s notice in writing. After you have 2 years of continuous service with the Company you will be entitled to receive and will be required to give an additional one week’s written notice of termination of employment for each completed year of continuous service up to a maximum of 12 weeks’ notice after 12 years of continuous service.

10.2

A notice given to a party under this Agreement shall be in writing and may be delivered (i) by hand, (ii) by post to the party at the address given for that party in this Agreement, (iii) to the work or (in the case of a notice given to the Employee) the personal email address of that party, or (iv) as otherwise notified in writing to the other party.

10.3

A notice given by email shall be deemed to take effect one hour after it is sent, a notice sent by first class post shall be deemed to take effect on the next working day and notice sent by courier upon delivery at the address in question.

10.4

The Company may, in its absolute discretion, terminate your employment at any time and with immediate effect by notifying you that it is exercising its right under this clause and that it will pay you a sum equal to the basic salary you would have received during your notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions (“Payment in Lieu”). You shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion to make the same. The Payment in Lieu shall not include any payment in respect of:

10.4.1	any bonus or commission payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

10.4.2	benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made;

10.4.3	any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.

10.5

You shall have no right to receive a Payment in Lieu if the Company would otherwise have been entitled to terminate your employment under this Agreement without notice. In that case the Company shall also be entitled to recover from you any Payment in Lieu already made.

11.	TERMINATION WITHOUT NOTICE

11.1

Notwithstanding the termination provisions set out above, the Company may terminate your employment under this Agreement with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued at date of termination) if in the reasonable opinion of the Company you:

11.1.1	are guilty of gross misconduct; or

11.1.2	commit any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuse to comply with any reasonable and lawful directions of the Company or the Client; or

11.1.3	are grossly negligent or grossly incompetent in the performance of your duties; or

11.1.4	are declared bankrupt or makes any arrangement with or for the benefit of your creditors or has a county court administration order made under the County Court Act 1984; or

11.1.5	are convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

11.1.6	commit any material breach of the Company’s or Client’s policies or procedures; or

11.1.7	are no longer eligible to work in the United Kingdom; or

11.1.8

are guilty of any fraud or dishonesty or acts in any manner which brings or is likely to bring you or the Company or the Client into disrepute or is materially adverse to the interests of the Company or the Client. The rights of the Company under this clause are without prejudice to any other rights that it might have at law to terminate your employment or to accept any breach of this Agreement by you as having brought the Agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

12.	GARDEN LEAVE

12.1

The Company may, at its absolute discretion, place you for the whole or any part or parts of your notice period (whether notice is given by the Company or by you, or if you purport to terminate the employment in breach of contract) on garden leave (“Garden Leave”).

12.2	During any period of Garden Leave:

12.2.1	the Company or the Client shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf the Company or the Client;

12.2.2

the Company or the Client may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as it may reasonably decide;

12.2.3	the Company or the Client may appoint another person to carry out your normal duties;

12.2.4	you shall continue to receive your basic salary but shall not be entitled to receive any applicable non-contractual bonus or other incentive in respect of the period of Garden Leave;

12.2.5	you shall remain an employee of the Company and bound by the terms of this Agreement (including any implied duties of good faith and fidelity);

12.2.6	you shall be contactable during each working day (except during any periods taken as holiday in the usual way);

12.2.7

the Company or the Client may exclude you from any premises of the Company or the Client, require you to return any Company or Client property and remove your access from some or all of the Company’s or the Client’s information systems; and

12.2.8

the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client or other business contact of the Company or Client as it may reasonably determine.

13.	GRIEVANCE & DISCIPLINARY PROCEDURES

13.1

Your attention is drawn to the disciplinary and grievance procedures applicable to your employment, copies of which are available from the Company. These procedures do not form part of your contract of employment.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

14.	HEALTH & SAFETY

14.1

Your attention is drawn to the health and safety policy applicable to your employment, a copy of which is available from the Company. You have a statutory duty to observe all health and safety rules and to take all reasonable care to promote the health and safety of yourself, other employees and visitors.

15.	CONFIDENTIALITY

15.1

You must not at any time during your employment (except so far as may be necessary for the proper performance of your duties) or after the termination of your employment use for any purpose other than the Company’s or Client’s business or disclose to any person or body any Confidential Information obtained during your employment. For the purposes of this Agreement “Confidential Information” means any trade secrets or other information which is confidential, commercially sensitive, and is not in the public domain (other than by your actions) relating or belonging to the Company and/or any Group Company and/or Client including but not limited to:

15.1.1

information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;

15.1.2

secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the business or the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company and/or the Client;

15.1.3	lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and

15.1.4	any information in respect of which the Client, the Company and/or any Group Company owes an obligation of confidentiality to any third party.

15.2

You must return to the Company or the Client forthwith on termination of your employment, or at any time during your employment upon request by the Company or the Client, any Confidential Information which is in your possession or under your control in any format (whether prepared by you or any other person and whether stored electronically, on paper, online or otherwise), including and information in any format which contains, reflects or is derived or generated from Confidential Information. You must not retain any copy or extract of such information in any format.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

15.3

In addition, the Client may require you to sign non-disclosure and confidentiality agreements prior to rendering services. If the Client requires you to sign a non-disclosure or confidentiality agreement, this contract of employment is conditional upon you signing such non-disclosure and confidentiality agreements. To the extent that you have any questions regarding the implications of signing such agreements, you agree to notify the Company prior to signing.

16.	OUTSIDE INTERESTS AND DEALINGS

16.1

Save as set out in clause 2.3.1, you may not, during your employment including any period of Garden Leave, without having disclosed full details to the Company and the Client and obtained the prior written consent of the Company and the Client, be directly or indirectly engaged, concerned or interested in any capacity in any other actual or prospective business, organisation, occupation or profession other than the business of the Company or the Client. This restriction applies whether or not the other activity is of a similar nature to or competes in any material respect with any of the businesses of the Company or the Client.

16.2

Nothing in this Agreement shall prevent you from holding an investment by way of shares or other securities in any entity listed or dealt on a recognised stock exchange (a “Permitted Investment”) provided always that during the term of the employment the Permitted Investment shall not constitute more than 3% of the issued share capital of the entity concerned.

17.	INTELLECTUAL PROPERTY RIGHTS AND INVENTIONS

17.1

The parties foresee that you, on your own or with others, may make, discover, conceive, reduce to practice or develop inventions or create other intellectual property in the course of your duties for the Company or the Client. As used in this Agreement, the term “Inventions” means and includes, without limitations, all software programs, source or object codes, algorithms, improvements, mask works, discoveries, financial models, works of authorship, trade secrets, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable, made or discovered or conceived or reduced to practice or developed by you, either alone or jointly with others, during the term of your employment with the Company.

17.2

All copyright, design right (registered or unregistered), trademark, database rights, technical information and other intellectual property rights in all Inventions, works and materials made, originated, developed, written or prepared by you (whether alone or with others) during your employment and in any way affecting or relating to the business of the Company and/or the Client, or capable of being used or adapted for use in or in connection with such business (collectively “Intellectual Property Rights”) shall belong to the Company and/or the Client, respectively. You shall immediately disclose to the Company and/or Client the full details of any Intellectual Property Rights. You hereby assign, by way of future assignment, all such Intellectual Property Rights as mentioned above to the Company and/or the Client, respectively, to hold absolutely unto itself, together with the right to apply for registration (where registrable) and enforce all such rights anywhere in the world. You also unconditionally and irrevocably agree to waive any and all moral rights you may have as an author, designer or inventor of any such works or materials under sections 77 to 85 inclusive of the copyright designs and patents act 1988 in favour of the Company and/or the Client, respectively, in relation to any works and materials in which the Intellectual Property Rights referred to above are vested in the Company and/or the Client.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

17.3	You recognise and accept that the Company or the Client may edit, copy, add to, take from, adapt and/or translate such works and materials as it sees fit in exercising the rights assigned herein.

17.4

You agree that you will at the Company’s or the Client’s request and expense, execute such further documents or deeds and do all things necessary or reasonably required (including without limitation filing a patent application naming the Company or the Client, respectively, as the sole proprietor) to confirm and substantiate the rights of the Company or the Client and vest the Intellectual Property Rights in the Company or the Client under this section and despite the termination of this agreement for any reason, and until properly vested will hold any such Intellectual Property Rights on trust for the Company and/or the Client. You agree that you will not knowingly do or omit to do anything which will or may have the result of invalidating any such protection aforesaid or any application for such protection.

17.5

You agree that you will not at any time make use of or exploit the Company’s or the Client’s property, trademarks, service marks, documents or materials in which the Company or the Client owns the copyright or the design rights for any purpose which has not been authorised by the Company or the Client. You agree that you will not knowingly do or omit to do anything which will or may have the result of invalidating any such protection aforesaid or any application for such protection.

18.	COMPANY AND CLIENT PROPERTY

18.1

All notes and memoranda concerning the business of the Company and/or the Client or any of their suppliers, agents, distributors, clients or customers which are received or made by you in the course of your employment will be the property of the Company or the Client, respectively.

18.2	At any time during your employment or following its termination (for whatever reason), unless directed otherwise by the Company and/or the Client, you agree to:

18.2.1

return to the Company (or, as appropriate, the Client) all documents and copies (whether written, printed, electronic, recorded or otherwise and wherever located), including all Confidential Information made, compiled or acquired by you during the employment or relating to the business or affairs of the Company and/or Client or their business contacts including (but not limited to) client/customer lists, correspondence and documents (including copies), which you have in your possession or which is under your control;

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

18.2.2

return to the Company (or, as appropriate, the Client) all property belonging to or leased by the Company or the Client, including (but not limited to) keys, mobile telephones, computers, mobile devices, security passes, identity badges and books; and

18.2.3

irretrievably delete from any computer or other equipment not belonging to or leased by the Company or the Client in your possession or under your control any information relating to the business or affairs of the Company or the Client including (but not limited to) any Confidential Information and Copies including such data and any software which is licensed to any Group Company and such systems and data storage service provided by third parties (to the extent technically practicable).

19.	RESTRICTIONS AFTER TERMINATION

19.1	You agree that you will:

19.1.1

during the term of your employment with the Company and for a period of 3 month(s) thereafter, refrain, directly or indirectly, whether as partner, consultant, agent, employee, or otherwise, from engaging, participating or investing in any business activity anywhere in the United Kingdom which develops, manufactures or markets products or performs services which are competitive with or similar to the products or services of the Client, or products or services that the Client has under development or which are the subject of active planning at any time during the term of your work with the Client and in respect of which your duties were concerned or interested during the 3 months preceding the date of termination of your employment (save that this shall not prohibit you from acting in any capacity where there is no risk of conscious or subconscious direct or indirect transmission or use of the Company or the Client’s confidential information); and

19.1.2

during the term of your employment with the Company, and for a period of 12 months thereafter, refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise endeavouring to entice away from the Company anyone employed or engaged by the Company with whom you had material contact during the 12 months preceding the date of termination of your employment; and

19.1.3

during the term of your employment with the Company, and for a period of 12 months thereafter, refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise endeavouring to entice away from the Client anyone employed or engaged by the Client with whom you had material contact during the 12 months preceding the date of termination of your employment; and

19.1.4

during the term of your employment with the Company, and for a period of 12 months thereafter, refrain from directly or indirectly soliciting or encouraging any customer or supplier of the Client with whom you had material contact during the 12 months preceding the date of termination of your employment to terminate or otherwise modify adversely its business relationship with the Client; and

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

19.2	The duration of the restrictions in this clause shall be reduced by any period of Garden Leave where you are required not to carry out any work on behalf of the Company or the Client.

19.3

You understand that the restrictions set forth in this section are intended to protect the Company’s and the Client’s interest in its or their proprietary information and established customer relationships and goodwill.

19.4

You enter into each of the restrictions in this clause for the benefit of the Company and as trustee for each Group Company. You will, at the request and expense of the Company and the Client, enter into a separate agreement with the Client in which you agree to be bound by restrictions corresponding to those restrictions in this clause in relation to the Client.

19.5	The above is without prejudice to the rights of the Company or the Client which arise by operation of law.

20.	DATA PROTECTION

20.1

You acknowledge that you have received a copy of Globalization Partners’ Privacy Notice for Human Resources data as part of your onboarding, that you have therefore been notified about how your personal information will be collected and processed, and that you have been provided an opportunity to opt out of certain types of processing, where applicable.

21.	COLLECTIVE AGREEMENTS

21.1	There are no collective agreements affecting your employment.

22.	THIRD PARTIES

22.1

Unless expressly stated otherwise in these terms and conditions, no provision of these terms and conditions may be enforced by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999 other than by a Group Company.

23.	EQUAL OPPORTUNITIES

23.1	The Company is an equal opportunities employer. No breaches of the discrimination legislation on the part of any of its employees will be tolerated.

24.	EXPENSES

24.1

The Company will reimburse you for all reasonable expenses which have been properly incurred by you in the performance of your duties. You must provide appropriate receipts or other evidence of expenditure to support any claim for reimbursement of expenses and submit your claim in a timely fashion in accordance with, and as prescribed by, Company and Client policy.

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

25.	ENTIRE AGREEMENT

25.1

This Agreement constitutes the entire agreement between you and the Company and it supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.

26.	VARIATIONS

26.1	The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

26.2

All changes will be notified to you in writing. You will be notified of minor changes by way of a general notice to all employees. Unless otherwise set out in the notice, any changes shall take effect from the date of the notice in which they are set out.

26.3

The Company reserves the right to transfer your employment to any Group Company on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement.

27.	LAW

27.1

Your contract of employment with the Company shall be governed by and construed in all respects in accordance with the laws of England and Wales. You and the Company each irrevocably submit to the non-exclusive jurisdiction of the English Courts.

/s/ Nicole Sahin
Nicole Sahin, CEO

For and on behalf of Globalization Partners Limited

Dated	20 January 2021 | 09:31 PST

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM

I accept the terms and conditions of my employment with the Company as set out in this Agreement.

Signed	/s/ Selwyn Ho
Name	Selwyn Ho

Dated	20 January 2021 | 09:08 PST

GLOBALIZATION PARTNERS LTD.

NIT 2, MINTON PLACE, VICTORIA ROAD, BICESTER OX26 6QB, ENGLAND

GLOBALIZATION-PARTNERS.COM